COVANCE INC.
                           VARIABLE COMPENSATION PLAN

1. Purpose. The purpose of the Variable Compensation Plan (the "Plan") is to reward participating employees of Covance Inc. ("Covance") and its subsidiaries1 (collectively, the "Company") for the attainment of superior performance. The Plan does not constitute an amendment, supplement or modification of any individual employment agreement between the Company and an employee or to that certain Asset Purchase Agreement dated as of March 15, 1996 among Covance and the parties specified therein with respect to the earning or payment of variable or bonus compensation.

2. Eligibility. Variable compensation awards under the Plan may be made to executives or managers (as designated by senior executives of Covance) who are full-time employees of the Company provided, that (1) the employee is employed with the Company on or before October 1 of the performance year in question, except as specified below, and (2) the employee is employed by the Company both as of December 31 of the performance year in question and on the date that the variable compensation award for the performance year in question is actually paid, except as specified below; provided, further, that (a) with respect to clause (1) above, in the event an individual is employed by the Company (i) on or after October 1 for the performance year in question but otherwise satisfies the eligibility or performance requirements of the Plan, then the Committee may approve a variable compensation award for such individual based on the chief executive officer's recommendation or (ii) after January 1 of the performance year in question but before October 1 of such year and otherwise satisfies the eligibility or performance requirements of the Plan, then such employee's variable compensation award, if any, shall be prorated based on the actual service provided by the employee for the performance year in question based either on time worked or base pay earned and (b)

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(1) For 1997, Covance Biotechnology Services Inc. will not participate in the
    Plan, but will in subsequent years.

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with respect to clause (2) above, in the event any employee who leaves the
Company during the performance year in question or prior to the date the variable compensation award for such performance year is paid, in each case as a result of death, disability or retirement with the consent of Covance, any such award or payment shall be prorated based on actual service provided by the employee for the performance year in question based on time worked or base pay earned in the performance year in question. The term "subsidiary" means any corporation in an unbroken chain descending from the parent company, where each corporation, other than the last in the chain, owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3. Administration/Disputes. The Compensation Committee of the Covance Board of Directors (the "Committee"), or a subcommittee of such committee, consisting of at least two members who qualify as outside directors under applicable Internal Revenue Code and Securities and Exchange Commission (the "SEC") rules, codes and regulations, shall manage and administer the Plan. No member of the Committee shall be eligible for awards under the Plan. The Committee may adopt policies, rules and regulations that it deems necessary for governing, managing or administering the Plan. It may take action either by a majority vote of its members in attendance provided there is a quorum, or by an instrument in writing signed by all members without a meeting. Members of the Committee shall not be liable for any act or omission in their capacities as such members, except for bad faith, gross negligence or intentional misconduct or inaction. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Plan shall be finally determined by the Committee in its absolute and uncontrolled discretion, and any such determination or any other determination by the Committee under or pursuant to this Plan and any interpretation by the Committee of the terms of this Plan, shall be final, binding and conclusive on all persons affected thereby.

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4. Performance Year. Each consecutive twelve month period from January 1 through
December 31 shall be treated as a separate performance year for the purpose of the Plan.

5. Performance Goals.


   (a) Goal Setting. The Committee shall establish at the beginning of each performance year, or soon as practicable thereafter, but in no event, later than the date that is 90 days after the beginning of the performance year, objective performance goal or goals, including, but not limited to, stock price, market share, sales, earnings per share, return on equity, net profit after tax or costs. Such performance goal may be based on one or more business criteria that apply to the individual, a division, a business unit or operating group or the Company.


   (b) Measurement. The Committee shall certify in writing before the payment of any variable compensation under the Plan whether the performance goal(s) have been satisfied for the performance year in question. Approved minutes of the Committee shall satisfy the forgoing requirement. In assessing whether the performance goal(s) have been satisfied, in whole or in part, or exceeded on a basis consistent with circumstances existing when such goals were established, the Committee may include or exclude, as applicable, the financial effect on the performance goal(s) arising from any acquisition of the stock or assets of any other person or entity, the divestiture of all or any of the Company's businesses, strategic expenditures by the Company identified to the Covance Board of Directors as such, force majure events, material litigation, changes in tax laws or accounting practices, or any other unexpected or unforeseen extraordinary event or

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occurrence during the performance year; provided, however, that with respect to
Company employees who meet the definition of "covered employee" under Section 162(m) of the Internal Revenue Code, as amended from time to time and the regulations thereunder the Committee shall not increase the amount of compensation payable to such employee that would otherwise be paid based upon attainment of the performance goal(s) in question.


6. Variable Compensation Targets. The Committee will establish a variable compensation target for each level of participating employee by name or category of position reflected as a percentage of an employee's base pay in effect at the end of the performance year in question.

7. Variable Compensation Components Weightings. For all employees of the Company eligible to participate in the Plan, the relative weightings of each component of the Plan shall be established by the Committee.

8. Maximum Variable Compensation Award Payout. In no event shall any individual receive more than the percent of such individual's variable compensation target established by the Committee.


9. Payment of Awards. Variable compensation awards earned under the terms of the Plan in excess of specified base levels may at the discretion of the Committee, after consultation with Covance's management, be paid in cash, or in stock options through the

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Employee Equity Participation Plan, or both. Payment will be made no later than each February 28th following the close of the applicable performance year. The Committee, in its discretion, may provide that individuals may elect to defer payment of the variable compensation awards in the event the Company has established a deferred compensation plan for employees.

10. Governing Law; Binding Effect. THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF) AND ALL QUESTIONS CONCERNING THE VALIDITY AND CONSTRUCTION THEREOF SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF SAID STATE; PROVIDED, HOWEVER, THAT ALL MATTERS OF CORPORATE GOVERNANCE AND OTHER CORPORATE MATTERS CONCERNING DELAWARE CORPORATIONS SHALL BE GOVERNED BY THE DELAWARE GENERAL CORPORATION LAW. Except as otherwise expressly provided herein, this Plan shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

11. Termination of Employment. Participation in the Plan does not create a contract of employment, nor grant any employee of the Company the right to be retained in the service of, or otherwise employed by, the Company. Individuals will not receive a variable compensation award under this Plan for the performance year in which their employment terminates for any reason, except as otherwise provided in Paragraph 2 hereof. Without limitating the foregoing or Paragraph 2 hereof, any individual whose employment is terminated for wrongdoing, including, but not limited to, a violation of the Company's Code of Conduct, will forfeit all rights to payment under this Plan.

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12.   Effective Date.  The Plan will take effect as of January 1, 1997.

13. Amendment, Suspension, or Termination. The Board or Committee may, at any time, suspend, terminate or amend the Plan, in such respects as the Board or Committee deems to be in the best interest of the Company. No amendment will adversely affect any right of any grantee, or his successors in interest, to keep any variable compensation award actually made hereunder before the effective date of the amendment. Plan deferrals, if any, in effect at the Plan's termination remain in effect according to their original terms.


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